SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]  Preliminary Proxy Statement           [ ]  Confidential, For Use of the
[ ]  Definitive Proxy Statement                 Commission Only (as permitted
[ ]  Definitive Additional Materials            by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                                 ARTISOFT, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:

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2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)   Proposed maximum aggregate value of transaction:

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5)   Total fee paid:

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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)   Amount previously paid:
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    2)   Form, Schedule or Registration Statement No.:
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    3)   Filing Party:
                      ----------------------------------------------------
    4)   Date Filed:
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
                                                                PRELIMINARY COPY
                                                     FILED ON SEPTEMBER 24, 2001

                                 ARTISOFT, INC.

                               5 CAMBRIDGE CENTER
                         CAMBRIDGE, MASSACHUSETTS 02142

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER [15], 2001


     Notice is hereby given that the annual meeting of shareholders of Artisoft, Inc., a Delaware corporation, (the "Company") will be held at Hale and Dorr LLP, 60 State Street, 26th Floor, Boston, Massachusetts 02109 on Thursday, November [15], 2001, at 10:00 a.m. for the following purposes:

     1.   To elect two Directors to serve for the ensuing three years.

     2. To authorize the issuance and sale pursuant to a Purchase Agreement dated August 8, 2001 of (i) an aggregate of up to 1,240,000 shares of the Company's Series B Preferred Stock, $1.00 par value per share (the "Series B Preferred"), at a per share price of $2.50, which shares will initially be convertible into shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock"), at a rate of one share of Common Stock for each share of Series B Preferred and
          (ii) warrants to purchase an aggregate of up to 1,240,000 shares of Common Stock at an initial per share exercise price of $3.75.

     3. To ratify the selection of KPMG LLP as the Company's independent accountants for the current fiscal year.

     4. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on September 10, 2001 are entitled to notice of, and to vote at, the meeting.

     Management and the Board of Directors cordially invite you to attend the annual meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.


                       By Order of the Board of Directors


                       MICHAEL J. O'DONNELL
                       SECRETARY

Cambridge, Massachusetts
October [15], 2001

                                                                PRELIMINARY COPY
                                                     FILED ON SEPTEMBER 24, 2001


                                 ARTISOFT, INC.
                               5 CAMBRIDGE CENTER
                         CAMBRIDGE, MASSACHUSETTS 02142

                                 PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER [15], 2001


     The Board of Directors of Artisoft, Inc. solicits your proxy in the form enclosed to use at the annual meeting of shareholders to be held at Hale and Dorr LLP, 60 State Street, 26th Floor, Boston, Massachusetts 02109 on Tuesday, October [30], 2001, at 10:00 a.m., or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement, together with the Company's Annual Report to Stockholders for 2001, are being mailed to shareholders on or about October [15], 2001.

VOTING SECURITIES AND VOTES REQUIRED

     Only stockholders of record at the close of business on September 10, 2001, may vote at the 2001 Annual Meeting or any adjournment or postponement thereof, notwithstanding any transfer on the books of the Company thereafter. As of that date, there were 15,737,668 shares of Common Stock and 1,560,000 shares of Series B Preferred outstanding. Each stockholder of record is entitled to one vote for each share of Common Stock or Series B Preferred registered in his or her name. Cumulative voting is not permitted.

     A majority of all the shares of stock entitled to vote, whether present in person or represented by proxy, (including shares which abstain or do not vote for any reason with respect to one or more of the matters presented for stockholder approval) shall constitute a quorum for the transaction of business at the 2001 Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock and Series B Preferred, voting together as a single class, present or represented by proxy and voting on the respective matter is required to approve each matter to be considered at the Annual Meeting, except for the proposal to authorize the issuance and sale of Series B Preferred and Warrants to purchase Common Stock. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and voting on the matter is required to approve the proposal to authorize the issuance and sale of Series B Preferred and Warrants to purchase Common Stock. Shares of stock issued in connection with that certain Purchase Agreement dated August 8, 2001among the Company and the investors party thereto and outstanding as of the record date for the Annual Meeting, of which there are only shares of Series B Preferred, will not be counted as shares voting on the proposal to authorize the issuance and sale of Series B Preferred and Warrants to purchase Common Stock.

     Shares that abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter ("broker non-votes"), will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and broker non-votes will not affect the voting on items submitted to the stockholders for approval at the Annual Meeting.

     All valid proxies received before the 2001 Annual Meeting and not revoked will be exercised. All shares represented by proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. If no choice is indicated on the proxy, the shares will be voted in accordance with the recommendations of the Board of Directors as to such matters. Proxies may be revoked at any time prior to the time they are voted by: (a) delivering to the Secretary of the Company a written instrument of revocation bearing a date later than the date of the proxy; or (b) duly executing and delivering to the Secretary a subsequent proxy relating to the same shares; or (c) attending the 2001 Annual Meeting and voting in person (attendance at the 2001 Annual Meeting will not in and of itself constitute revocation of a proxy).

     Proxies will be tabulated by the Company's transfer agent, ComputerShare Investor Services. The Company shall, in advance of the election of directors, appoint one or more Inspectors of Election to count all votes and ballots at the meeting and make a written report thereof.

EXPENSE OF PROXY SOLICITATION

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, electronic communications and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares held in their names and the Company will reimburse them for out-of-pocket expenses incurred on behalf of the Company. The Company has also retained Morrow & Co., Inc. to assist in the solicitation of proxies at an estimated cost of $5,000 plus reasonable out-of-pocket expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth (i) as of September 14, 2001, except as otherwise noted, information regarding the beneficial ownership of the Company's Common Stock and (ii) as of August 8, 2001, except as otherwise noted, information regarding the beneficial ownership of the Company's Series B Preferred Stock by (a) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock or Preferred Stock, as the case may be, (b) each director of the Company, (c) each of the Named Officers, and (d) all executive officers and directors as a group. The inclusion of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares. Unless otherwise indicated, each person or entity listed below has sole voting and/or investment power with respect to the shares listed.

                                                                                                         OWNERSHIP OF
                                                                             SHARES OF                   COMMON STOCK
                                                                             SERIES B                    AND SERIES B
                                                SHARES OF                    PREFERRED      OWNERSHIP     PREFERRED
                                               COMMON STOCK    OWNERSHIP       STOCK       OF SERIES B    (ON AN AS-
                                               BENEFICIALLY    OF COMMON    BENEFICIALLY    PREFERRED     CONVERTED
BENEFICIAL OWNER                                  OWNED         STOCK(1)      OWNED(2)       STOCK(3)     BASIS)(4)
----------------                                  -----         --------     ---------      ---------    ----------
Gerald R. Forsythe (5).......................   2,616,159        16.6%             --           --          12.0%
  1075 Noel Avenue
  Wheeling, IL 60090
S Squared Technology Corp (6) ...............   1,328,300         8.4%             --           --           6.1%
  515 Madison Avenue
  New York, NY 10022
Michael P. Downey (7)........................     261,668         1.7%             --           --           1.2%
Francis E. Girard (8)........................      58,335          *               --           --            *
Robert H. Goon (9)...........................      10,001          *               --           --            *
Kathryn B. Lewis (10)........................      44,535          *               --           --            *
Steven G. Manson (11)........................     159,640          *               --           --            *
Christopher Brookins (12)....................     108,292          *               --           --            *
D. Terry Fagin (9)...........................       6,375          *               --           --            *
Paul Gregory Burningham (13).................      24,891          *               --           --            *
Carol J. Meier (9)...........................      22,708          *               --           --            *
All directors and executive officers
  as a group (12 persons) (14)...............     745,821         4.6%             --           --           3.4%
Special Situations Fund III, L.P. ...........   2,100,000 (15)   12.1%      2,100,000 (16)      75%          9.7%
Gruber & McBaine Capital Management, LLC.....     700,000 (17)    4.4%        700,000 (18)      25%          3.2%

----------
*    Less than 1%
(1) In calculating the percentage of the Company's Common Stock beneficially owned by each person or entity listed, the number of shares deemed outstanding consists of the 15,737,668 shares actually outstanding as of September 14, 2001, plus, for that person or entity only, any shares subject to options that were exercisable on, or within 60 days after, September 14, 2001 or warrants that were exercisable upon issuance.
(2) Consists of an aggregate of 1,560,000 shares of Series B Preferred beneficially owned by such holders on August 8, 2001 and an aggregate of 1,240,000 shares of Series B Preferred that such holders have the right to acquire, subject to stockholder approval, on or before December 31, 2001 pursuant to a Purchase Agreement dated August 8, 2001 (the "Purchase Agreement") (SEE Proposal Two). Each share of Series B Preferred currently converts into one share of Common Stock.
(3) In calculating the percentage of the Company's Series B Preferred beneficially owned by each entity listed, the number of shares of Series B Preferred deemed outstanding, 2,800,000 shares, consists of an aggregate of 1,560,000 shares of Series B Preferred issued by the Company and beneficially owned by Special Situations Fund III, L.P. on August 8, 2001 and an aggregate of 1,240,000 shares of Series B Preferred that Special Situations Fund III, L.P. and Gruber and McBaine International have the right to acquire, subject to stockholder approval, on or before December 31, 2001 pursuant to the Purchase Agreement (SEE Proposal Two).
(4) In calculating the percentage ownership of the Company's Common Stock beneficially owned by each entity or person listed, the number of shares deemed outstanding, 21,759,539 shares, consists of 15,737,668 shares of Common Stock actually outstanding on September 14, 2001; 421,871 shares of Common Stock subject to outstanding options that were exercisable on, or within 60 days after, September 14, 2001; 1,560,000 shares of Common Stock subject to warrants that were exercisable on August 8, 2001; 1,560,000 shares of Common Stock issuable upon conversion of 1,560,000 shares of Series B Preferred outstanding on August 8, 2001; 1,240,000 shares of Common Stock issuable upon conversion of 1,240,000 shares of Series B Preferred that Special Situations Fund III, L.P. and Gruber & McBaine International have the right to acquire, subject to stockholder approval, on or before December 31, 2001 pursuant to the Purchase Agreement; and 1,240,000 shares of Common Stock issuable upon exercise of warrants for an aggregate of 1,240,000 shares of Common Stock which Special Situations Fund III, L.P. and Gruber & McBaine International have the right to acquire, subject to stockholder approval, on or before December 31, 2001 pursuant to the Purchase Agreement. The number of shares beneficially owned by each person or entity includes Common Stock beneficially owned as of September 15, 2001; options exercisable on or within 60 days after, September 15, 2001; Series B Preferred beneficially owned as of August 8, 2001 (on an as-converted to common stock basis), Series B Preferred which such person or entity has the right to acquire on or before December 31, 2001; Common Stock issuable upon exercise of fully vested and exercisable warrants outstanding on August 8, 2001; and Common Stock issuable upon exercise of fully vested and exercisable warrants which Special Situations Fund III, L.P. and Gruber & McBaine International have the right to acquire on or before December 31, 2001.
(5) Beneficial ownership as reported in an amendment to Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on April 12, 2001.
(6) Beneficial ownership as reported in Schedule 13G filed with the Commission on February 14, 2001
(7)  Includes 46,668 shares of Common Stock subject to stock options.
(8)  Includes 18,335 shares of Common Stock subject to stock options.
(9)  All shares of Common Stock subject to stock options.
(10) Includes 42,535 shares of Common Stock subject to stock options.
(11) Includes 129,373 shares of Common Stock subject to stock options.
(12) Includes 107,292 shares of Common Stock subject to stock options.
(13) Includes 24,791 shares of Common Stock subject to stock options.
(14) Includes 421,871 shares of Common Stock subject to stock options.
(15) Includes 847,600 shares of Common Stock subject to a fully vested and exercisable warrant issued by the Company to Special Situations Fund III, L.P. on August 8, 2001 pursuant to the Purchase Agreement and 292,400 shares of Common Stock subject to a fully vested and exercisable warrant that such entity has the right to acquire, subject to stockholder approval, on or before December 31, 2001 pursuant to the Purchase Agreement; 282,000 shares of Common Stock subject to a fully vested and exercisable warrant issued by the Company to Special Situations Cayman Fund, L.P. on August 8, 2001 pursuant to the Purchase Agreement and 98,000 shares of Common Stock subject to a fully vested and exercisable warrant that such entity has the right to acquire, subject to stockholder approval, on or before December 31, 2001 pursuant to the Purchase Agreement; 282,000 shares of Common Stock subject to a fully vested and exercisable warrant issued by the Company to Special Situations Private Equity Fund, L.P. on August 8, 2001 pursuant to the Purchase Agreement and 98,000 shares of Common Stock subject to a fully vested and exercisable warrant that such entity has the right to acquire, subject to stockholder approval, on or before December 31, 2001 pursuant to the Purchase Agreement; and 148,400 shares of Common Stock subject to a fully vested and exercisable warrant issued by the Company to Special Situations Technology Fund, L.P. on August 8, 2001 pursuant to the Purchase Agreement and 51,600 shares of Common Stock subject to a fully vested and exercisable warrant that such entity has the right to acquire, subject to stockholder approval, on or before December 31, 2001 pursuant to the Purchase Agreement. The address for each entity is 153 E. 53rd Street, New York, N.Y. 10022.
(16) Includes 847,600 shares of Series B Preferred beneficially owned by Special Situations Fund III, L.P. on August 8, 2001 and 292,4000 shares of Series B Preferred that such entity has the right to acquire, subject to stockholder approval, on or before December 31, 2001 pursuant to the Purchase Agreement; 282,000 shares of Series B Preferred beneficially owned by Special Situations Cayman Fund, L.P. on August 8, 2001 and 98,000 shares of Series B Preferred that such entity has the right to acquire, subject to stockholder approval, on or before December 31, 2001 pursuant to the Purchase Agreement; 282,000 shares of Series B Preferred beneficially owned by Special Situations Private Equity Fund, L.P. on August 8, 2001 and 98,000 shares of Series B Preferred that such entity has the right to acquire, subject to stockholder approval, on or before December 31, 2001 pursuant to the Purchase Agreement and 148,400 shares of Series B Preferred beneficially owned by Special Situations Technology Fund, L.P. on August 8, 2001 and 51,600 shares of Series B Preferred that such entity has the right to acquire, subject to stockholder approval, on or before December 31, 2001 pursuant to the Purchase Agreement.
(17) Includes 448,000 shares of Common Stock subject to a fully vested and exercisable warrant which Lagunitas Partners, L.P. has the right to acquire, subject to stockholder approval, on or before December 31, 2001 pursuant to the Purchase Agreement; 140,000 shares of Common Stock subject to a fully vested and exercisable warrant which Gruber & McBaine International has the right to acquire, subject to stockholder approval, on or before December 31, 2001 pursuant to the Purchase Agreement; 80,000 shares of Common Stock subject to a fully vested and exercisable warrant which Jon Gruber has the right to acquire, subject to stockholder approval, on or before December 31, 2001 pursuant to the Purchase Agreement; 16,000 shares of Common Stock subject to a fully vested and exercisable warrant which the F/B/O Lindsay Deroy Gruber Trust Dated December 27, 1976 has the right to acquire, subject to stockholder approval, on or before December 31, 2001 pursuant to the Purchase Agreement; and 16,000 shares of Common Stock subject to a fully vested and exercisable warrant which the F/B/O Jonathan Wyatt Gruber Trust Dated December 30, 1995 has the right to acquire, subject to stockholder approval, on or before December 31, 2001 pursuant to the Purchase Agreement. The address for each person or entity is c/o Gruber & McBaine Capital Management, LLC, 50 Osgood Place, San Francisco, CA 94133.
(18) Includes 448,000 shares of Series B Preferred which Lagunitas Partners, L.P. has the right to acquire, subject to stockholder approval, on or before December 31, 2001 pursuant to the Purchase Agreement; 140,000 shares of Series B Preferred which Gruber & McBaine International has the right to acquire, subject to stockholder approval, on or before December 31, 2001 pursuant to the Purchase Agreement; 80,000 shares of Series B Preferred which Jon Gruber has the right to acquire, subject to stockholder approval, on or before December 31, 2001 pursuant to the Purchase Agreement; 16,000 shares of Common Stock subject to a fully vested and exercisable warrant which the F/B/O Lindsay Deroy Gruber Trust Dated December 27, 1976 has the right to acquire, subject to stockholder approval, on or before December 31, 2001 pursuant to the Purchase Agreement; and 16,000 shares of Series B Preferred which the F/B/O Jonathan Wyatt Gruber Trust Dated December 30, 1995 has the right to acquire, subject to stockholder approval, on or before December 31, 2001 pursuant to the Purchase Agreement.

                                  PROPOSAL ONE:
                              ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes with one class of directors elected annually for a term of three years. Each director serves until a successor has been elected and qualified. The class of directors whose term expires in 2001 presently consists of two directors, Mr. Michael P. Downey and Mr. Francis E. Girard. Messrs. Downey and Girard have been nominated for election at the 2001 Annual Meeting to hold office until the 2004 Annual Meeting. Should these nominees become unable to serve for any reason, the Nominating Committee of the Board of Directors may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominees.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR MR. DOWNEY AND MR. GIRARD AS DIRECTORS.

NOMINEES

           CLASS I DIRECTORS (TERMS TO EXPIRE AT 2004 ANNUAL MEETING)

     Michael P. Downey, age 54, has served on the Board of Directors since February 1997. Mr. Downey currently is a private investor and executive consultant. From 1995 until November 1997, Mr. Downey served as Executive Vice President and Chief Financial Officer of Nellcor Puritan Bennett ("NPB"), a medical manufacturing company. Mr. Downey served as Vice President and Chief Financial Officer of NPB from 1989 until 1995, and in other capacities for NPB from 1986 until 1989. He retired from NPB upon its acquisition in November 1997 by Mallinckrodt. Prior to his employment by NPB, Mr. Downey was Vice President of Finance for Shugart Corporation, a manufacturer and distributor of computer disk drives, and had several years experience in accounting management positions with General Motors Corporation. Mr. Downey is also a member of the board of directors of Emulex Corporation, which designs and manufactures software- and hardware-based network access products.

     Francis E. Girard, age 62, has served on the Board of Directors since October 1998. Mr. Girard currently serves as Vice Chairman of Comverse Network Systems, a subsidiary of Comverse Technologies, Inc. He also served as Chief Executive Officer of Comverse from January 1998 until January 2001. From May 1996 to January 1998, Mr. Girard served as President, Chief Executive Officer and as a director of Boston Technology, Inc. Previously, Mr. Girard has also served as Vice President of Sales, Marketing and Support of NEC Information Systems, Inc. Mr. Girard is a member of the board of directors of Comverse Technology, Inc., and NETsilicon, Inc.

CONTINUING MEMBERS OF THE BOARD OF DIRECTORS

           CLASS II DIRECTORS (TERMS TO EXPIRE AT 2003 ANNUAL MEETING)

     Steven G. Manson, age 42, has served as a Director, President and Chief Executive Officer of the Company since January 2000. Mr. Manson joined the Company in October 1996 as Vice President of Product Management - Computer Telephony Division. He was named Vice President and General Manger in October 1997 and Senior Vice President and General Manager of the Computer Telephony Products Group in October 1998. Mr. Manson joined Artisoft from Gensym Corporation where he was Director of Corporate Marketing from October 1995 - October 1996. Earlier in his career, Mr. Manson held various senior level marketing positions at Cadre Technologies, Inc. and Prime Computer Inc.

          CLASS III DIRECTORS (TERMS TO EXPIRE AT 2002 ANNUAL MEETING)

     Robert H. Goon, age 60, has served on the Board of Directors since September 2000. Mr. Goon has been engaged in the practice of law for 35 years. Since October 1999, he has been a sole practitioner. For more than the previous five years, Mr. Goon was a partner in the law firm of Jeffer, Mangels, Butler & Marmaro, LLP. Mr. Goon also serves as a director of Emulex Corporation, a company engaged in the design and manufacture of both software- and hardware-based network access products, and Coastcast Corporation, a manufacturer of golf club heads.

     Kathryn B. Lewis, age 50, has served on the Board of Directors since August 1994. Until September 1998, Ms. Lewis was President, Personal Storage Division for Western Digital Corporation, a manufacturer of computer disk drives. Since 1978, Ms. Lewis also served in other capacities at Western Digital.

BOARD AND COMMITTEE MEETINGS

     During fiscal 2001, the Board of Directors met 11 times. Each director attended at least 75% of the Board meetings and meetings held by all of committees of which that director served.

     The Company has a standing Compensation Committee of the Board of Directors which reviews, and recommends to the Board for approval, the compensation programs for the Chief Executive Officer, other executive officers and key employees. The Compensation Committee also administers the Company's bonus and incentive plans and programs, including stock option and stock purchase plans. The Compensation Committee met five times during 2001. The current members of the Compensation Committee are Messrs. Girard (Chair) and Ms. Lewis.

     The Company has a standing Nominating Committee of the Board of Directors which recommends nominees for director of the Company. The Nominating Committee met five times during 2001. The Nominating Committee will consider nominees recommended by stockholders. Stockholders who wish to recommend nominees for director should submit such recommendations to the Secretary of the Company, at the principal offices of the Company, who will forward such recommendations to the Nominating Committee for consideration. The current members of the Nominating Committee are Messrs. Goon (Chair), Downey and Manson.

     The Company has a standing Audit Committee of the Board of Directors, which monitors and reviews the Company's financial statements and the underlying reporting policies and internal controls, recommends the selection of the Company's independent auditors, and reviews whether non-audit services provided by the independent auditor undermine the auditor's independence. The Audit Committee met five times during 2001. The current members of the Audit Committee are Ms. Lewis (Chair) and Messrs. Downey and Girard.

INDEPENDENCE OF AUDIT COMMITTEE MEMBERS

     The Nasdaq Marketplace Rules require all Nasdaq companies to have an Audit Committee of at least three members comprised solely of independent directors, each of whom must be able to read and understand fundamental financial statements and one of whom must be financially sophisticated. A director will not be considered "independent" if, among other things, the director has been employed by the company or its affiliates in the current or past three years. Under exceptional and limited circumstances, Nasdaq allows one non-independent director to serve on the Audit Committee provided that the Board determines such appointment to be in the best interests of the company and its stockholders.

     Two audit committee members, Mr. Girard and Ms. Lewis, are independent pursuant to the Nasdaq rules. Mr. Downey, having served as interim President and Chief Executive Officer of the Company from March 2000 through June 2000, following the resignation of Mr. Thomas and the appointment of Mr. Manson in July 2000, does not meet Nasdaq's definition of independence.

     The Board of Directors has determined that Mr. Downey's membership on the Audit Committee is in the best interests of the Company and its stockholders. The Board's decision was based, in part, on Mr. Downey's limited employment by the Company pending the appointment of a President and Chief Executive Officer; his election not to receive any bonus compensation while an employee of the Company; his critical role in continuing the implementation of the Company's business strategies; and his financial sophistication, including his prior experience as executive vice president and chief financial officer of Nellcor Puritan Bennett, a medical device company; as vice president for finance for Shugart Corporation, a manufacturer and distributor of computer disk drives; and as an employee in various accounting management positions with General Motors Corporation.

DIRECTOR COMPENSATION

     Directors who are not employees of the Company receive a $10,000 annual retainer. All Directors receive an additional $2,000 annual retainer for each Committee on which they serve as a Chairman, plus $1,000 per Board meeting attended and $700 per Committee meeting attended ($400 for telephonic Board or Committee meetings). In addition to the director fees, a nonemployee Chairman of the Board receives cash compensation of $50,000 per year and, upon appointment as Chairman, an option to purchase 15,000 shares of Common Stock. In addition, he or she receives an option to purchase 15,000 shares of Common Stock at each subsequent annual meeting of stockholders, provided the Chairman has served a minimum of six months.

     Directors who are not employees of the Company receive an option to purchase 20,000 shares of Common Stock upon their initial election to the Board of Directors. In addition, on the date of each annual meeting, each nonemployee Director receives an option to purchase 10,000 shares of Common Stock. Options granted to Directors, including the Chairman, vest over a three-year period. The option exercise price is equal to the fair market value of the Common Stock on the date of grant.

     All Directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with attendance at Board and Committee meetings. Directors who are employees of the Company do not receive compensation for service on the Board or Committees of the Board other than their compensation as employees.

EXECUTIVE COMPENSATION

     The following table shows for the last three fiscal years the compensation paid to (i) the Company's chief executive officer; (ii) four other executive officers; and (iii) two former executive officers, as required under the rules of the Commission (collectively, the "Named Officers"):

                                                                                SECURITIES
                                                                                UNDERLYING
                                            FISCAL                               OPTIONS        ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR     SALARY($)    BONUS($)    (SHARES)(#)    COMPENSATION($)
---------------------------                  ----     ---------    --------    -----------    ---------------
Steven G. Manson (1)......................   2001      208,491      10,389       245,000          4,087 (2)
President and Chief Executive Officer        2000      165,653      50,235        25,000          5,053
                                             1999      143,007      47,833        70,000          5,519

Christopher Brookins......................   2001      159,734       4,290        92,500          3,537 (3)
Vice President of Development and            2000      149,997      34,032        25,000          4,284
 Chief Technology Officer                    1999      133,317      24,710        40,000          4,437

Paul Gregory Burningham (4)...............   2001      129,922       3,518        37,500          4,451 (5)
Vice President of Sales                      2000       40,865       5,000        50,000          1,010
                                             1999           --          --            --             --

D. Terry Fagin (6)........................   2001      141,136      75,552        67,500             --
Former Vice President of Sales               2000       13,846      13,750        20,000             --
                                             1999           --          --            --             --

Carol J. Meier (7)........................   2001      129,922       3,270        37,500          3,442 (8)
Former Vice President of Marketing           2000       38,462       5,000        50,000          1,010
                                             1999           --          --            --             --

----------
(1) Mr. Manson served as the Company's Senior Vice President and General Manager-Computer Telephony Group until his appointment as President and Chief Executive Officer in July, 2000.
(2) For fiscal year 2001, consists of $202 for Company-paid life insurance and $3,885 for matching contributions under the Company's 401(k) plan. For fiscal year 2000, consists of $637 for Company-paid life insurance and $4,416 for matching contributions under the Company's 401(k) plan. For fiscal year 1999, consists of $466 for Company-paid life insurance and $5,053 for matching contributions under the Company's 401(k) plan.

(3) For fiscal year 2001, consists of $202 for Company-paid life insurance and $3,335 for matching contributions under the Company's 401(k) plan. In each of fiscal years 2000 and 1999, consists of matching contributions under the Company's 401(k) plan.
(4) Mr. Burningham served as Vice President of Business Development from February, 2000 until his appointment as Vice President of Sales in September 2001.
(5) For fiscal year 2001, consists of $298 for Company-paid life insurance and $4,153for matching contributions under the Company's 401(k) plan. For fiscal year 2000, consists of matching contributions to the Company's 401(k) plan.
(6) Mr. Fagin began serving as Vice President of Sales in October, 2000. Mr. Fagin resigned from the Company in September 2001.
(7) Ms. Meier began serving as Vice President of Marketing in March, 2000. Ms. Meier resigned from the Company in September 2001.
(8) For fiscal year 2001, consists of $238 for Company-paid life insurance and $3,204 for matching contributions under the Company's 401(k) plan. For fiscal year 2000, consists of matching contributions under the Company's 401(k) plan.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to the grants of stock options to the Named Officers during the fiscal year ended June 30, 2001:

                                                    INDIVIDUAL GRANTS
                                                                                                    POTENTIAL REALIZABLE VALUE
                                     NUMBER OF       PERCENT OF TOTAL                               AT ASSUMED ANNUAL RATES OF
                                     SECURITIES      OPTIONS GRANTED     EXERCISE                     STOCK APPRECIATION FOR
                                     UNDERLYING      TO EMPLOYEES IN       PRICE                          OPTION TERM (4)
                                  OPTIONS GRANTED      FISCAL YEAR       ($/SHARE)    EXPIRATION    --------------------------
NAME                                  (#) (1)            (%) (2)            (3)          DATE         5%($)            10%($)
----                                  -------            -------            ---          ----         -----            ------
Steven G. Manson................      170,000              13.6            8.44        7/27/10       901,425        2,285,225
                                       75,000               5.6            3.69         5/9/11       174,045          441,053
Christopher Brookins............       50,000               4.0            8.44        7/27/10       265,315          672,340
                                       42,500               3.4            4.06        1/30/11       108,583          275,162
D. Terry Fagin..................        2,000               0.2            8.44        7/27/10        10,613           26,894
                                       48,000               3.8            7.25        11/1/10       218,856          554,606
                                       17,500               1.4            4.06        1/30/11        44,711          113,302
Paul Gregory Burningham.........       20,000               1.6            8.44        7/27/10       106,126          268,930
                                       17,500               1.4            4.06        1/30/11        44,711          113,302
Carol J. Meier..................       20,000               1.6            8.44        7/27/10       106,126          268,930
                                       17,500               1.4            4.06        1/30/11        44,711          113,302

----------
(1) Options become 25% vested after one year, and vest monthly over three years thereafter.
(2) Based on grants of options during 2001 to purchase up to aggregate of 1,253,809 shares of Common Stock.
(3)  All options were granted at the fair market value on the date of grant.
(4) Potential realizable value is based on an assumption that the market price of the Company's Common Stock will appreciate at the stated rate, compounded annually, from the date of grant until the end of the ten-year term. These values are calculated based on rules promulgated by the Commission and do not reflect the Company's estimate or projection of future stock price. Actual gains, if any, on stock option exercises will depend upon the future performance of the Company's Common Stock.

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the exercise of stock options by the Named Officers during the fiscal year ended June 30, 2001, and the number and value of unexercised options held by the Named Officers at the fiscal year end.

                                                             NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                               SHARES                       UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                             ACQUIRED ON      VALUE       OPTIONS AT FISCAL YEAR-END        FISCAL YEAR-END
NAME                         EXERCISE(#)    REALIZED($)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE($)*
----                         -----------    -----------    -------------------------    -----------------------------
Steven G. Manson...........      --             --               73,043/299,214               20,463/102,296
Christopher Brookins.......      --             --               84,062/128,438              108,923/43,790
D. Terry Fagin.............      --             --                5,000/82,500                     0/8,356
Paul Gregory Burningham....      --             --               14,583/72,917                     0/8,356
Carol J. Meier.............      --             --               14,583/72,917                     0/8,356

----------
* The per-share value of unexercised in-the-money options is calculated by subtracting the option exercise price from $4.54, the last sale price of the Company's Common Stock on June 30, 2001 as reported on the Nasdaq National Market.

CHANGE IN CONTROL AND SEVERANCE AGREEMENTS

     The Company has entered into change in control agreements with all of its executive officers. These agreements provide that in the event of a change in control of the Company and a termination of employment within two years without cause or by the executive for "good reason", such as a reduction in duties and responsibilities, (i) all of the officer's unvested options vest and become exercisable in full and (ii) the Company will pay the executive a lump sum equal to one year's base salary (two years for the chief executive officer) plus bonus. In addition, the executive will be entitled to other employee benefits that he or she would otherwise have received for a one-year period (two years for the chief executive officer) after the termination of employment.

     With respect to options granted under the Company's 1990 Stock Incentive Plan, in the event of a change of control of the Company, the Compensation Committee, in its discretion, may elect to do either or both of the following:
(a) declare outstanding options fully vested and immediately exercisable or (b) cash out the value of all outstanding stock options at the price per share at which the change in control occurs. Under the Company's 1994 Stock Incentive Plan, in the event of a change of control of the Company, the Compensation Committee may, in its discretion, accelerate vesting under any award. Under the Employee Stock Purchase Plan, if a change of control occurs, all outstanding purchase rights vest immediately and Common Stock is purchased for the accounts of the participants.

     In addition, the Company has entered into a severance agreement with its chief executive officer providing that, in the event his employment is terminated without cause, he will have the option of receiving a lump sum payment equal to six months base salary or a salary continuation for nine months from the date of termination or until the date he has obtained other full-time employment, whichever is earlier.

REPORT OF THE COMPENSATION COMMITTEE

     This report is submitted by the Compensation Committee of the Board of Directors and addresses the Company's policies for fiscal 2001. All members of the Compensation Committee are nonemployee directors.

     COMPENSATION PHILOSOPHY. The objectives of the Company's executive compensation policies are to attract, retain and reward executive officers who contribute to the Company's success; to align the financial interests of executive officers with the performance of the Company; to strengthen the relationship between executive pay and shareholder value; to motivate executive officers to achieve the Company's business objectives; and to reward individual performance. In general, the Compensation Committee considers the following.

     * The level of compensation paid to executive officers in companies similarly situated in size and products. To ensure that pay is competitive, the Compensation Committee, from time to time, compares the Company's executive compensation packages with those offered by other companies in the same or similar industries. Compensation surveys used by the Company include the companies comprising the Nasdaq Computer and Technology Stocks.

     * The individual performance of each executive officer. Individual performance includes meeting performance objectives, demonstration of knowledge, skills and teamwork and acceptance of the Company's core values.

     * Corporate performance. Corporate performance is evaluated by factors such as performance relative to competitors, performance relative to business conditions and progress in meeting the Company's objectives and goals.

     * The responsibility and authority of each position relative to other positions within the Company.

     BASE SALARY. Base salaries are established for each executive officer at levels that are intended to be competitive with comparable positions at other software and computer industry companies of similar size or products. The Company seeks to pay salaries to executive officers that are commensurate with their qualifications, duties and responsibilities and that are competitive in the marketplace. In conducting annual salary reviews, the Compensation Committee considers each individual executive officer's achievements during the prior fiscal year in meeting Company financial and business objectives, as well as the executive officer's performance of individual responsibilities and the Company's financial position and overall performance.

     PERFORMANCE BONUS. Executives are eligible to receive a performance bonus payable in cash. Performance bonuses are used to provide executive officers with financial incentives to meet six month performance targets of the Company and individual performance objectives. At the beginning of each fiscal year and at mid-year, the Compensation Committee establishes a targeted bonus for each executive and establishes the individual performance objectives for the executive to achieve the bonus. Executive bonuses are targeted between 20% and 50% of the executive officer's base salary, for the applicable period. Before bonus becomes payable, the predetermined objectives must have been achieved. Individual bonuses increase if the Company exceeds its established objectives. The individual performance objectives for executives other than the Chief Executive Officer are proposed by management and reviewed and approved by the Compensation Committee. Individual performance objectives for the Chief Executive Officer are determined by the Compensation Committee and reviewed and approved by the Board of Directors (other than the Chief Executive Officer).

     OPTION GRANTS. The Compensation Committee believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with the stockholders. The Compensation Committee typically awards a stock option subject to four-year vesting upon hiring an executive officer. After the initial grant, the Compensation Committee considers awarding additional options, usually on an annual basis. Options are granted at the market price for the Company's Common Stock at the time of grant.

     In determining the size of stock option grants, the Compensation Committee considers the level and responsibility of the executive officer, the contribution that the executive officer is expected to make to the Company and comparable equity compensation offered by other software and computer industry companies.

     CHIEF EXECUTIVE OFFICER COMPENSATION. As the Company's President and Chief Executive Officer, Steven G. Manson received salary in 2001 of $208,491. Mr. Manson's annual salary for 2001 was determined based on an assessment of comparative industry salaries using established executive compensation surveys. Mr. Manson's cash bonus for 2001 of $10,389 was determined in accordance with the criteria discussed above.

     In July 2000, the Company granted Mr. Manson an option to purchase up to 170,000 shares of Common Stock at $8.44 per share. In May 2001, Mr. Manson was granted an option to purchase up to 75,000 shares of Common Stock at $3.69 per share. One-quarter of these shares will vest and become exercisable one year after the date of grant, and the remaining shares will become exercisable in equal monthly installments over the ensuing three years. The Committee believes that this option provides an appropriate long-term incentive for continued service on behalf of the Company.

     IMPACT OF SECTION 162(M) OF THE INTERNAL REVENUE CODE. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to a corporation's chief executive officer and the other four most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the stock options granted to its executive officers in a manner that is intended to avoid disallowances under
Section 162(m). However, the Committee reserves the right to use its judgment to authorize compensation payments which may be in excess of the limit when the Committee believes such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions and the performance of its employees.

                             COMPENSATION COMMITTEE

                             Francis E. Girard
                             Kathryn B. Lewis

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee was at any time during fiscal 2001, or formerly, an officer or employee of the Company or any subsidiary of the Company. No executive officer of the Company is a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of or member of the Company's Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports on holdings and transactions in the Company's equity securities with the SEC.

     Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely review of the copies of such reports and written representations that no other reports were required, the Company believes that all filing requirements applicable to the Company's officers, directors and greater than 10% stockholders were satisfied during fiscal 2001.

COMPARISON OF STOCK PERFORMANCE

     The following graph compares the cumulative total stockholder returns on the Company's Common Stock with the cumulative total return of (i) the Nasdaq National Market Index (ii) the Nasdaq Computer and Data Processing Index and
(iii) the Nasdaq Telecommunications Index for the period commencing June 30, 1996 and ending June 30, 2001. The comparison assumes the investment of $100 and assumes dividends, if any, were reinvested. In past years, the cumulative total stockholder return on the Company's Common Stock has been compared with the Nasdaq Computer and Data Processing Index. Given the shift in the Company's business away from local area networking and towards a concentration on software-based phone systems, the cumulative total stockholder return is also compared this year with the Nasdaq Telecommunications Index, a more appropriate peer group which includes most of our competitors.

                                                           Cumulative Total Return
                                           ------------------------------------------------------
                                           6/96      6/97      6/98      6/99      6/00      6/01
                                           ----      ----      ----      ----      ----      ----
ARTISOFT, INC.                           100.00     27.14     31.43     57.86    138.57     51.89
NASDAQ STOCK MARKET (U.S.)               100.00    121.60    160.06    230.22    340.37    184.51
NASDAQ COMPUTER & DATA PROCESSING        100.00    126.23    190.78    291.79    412.14    223.89
NASDAQ TELECOMMUNICATIONS                100.00    109.51    185.20    303.74    340.33    144.33

REPORT OF THE AUDIT COMMITTEE

     For the fiscal year ended June 30, 2001, the Audit Committee of the Company's Board of Directors was composed of three members and acted under a written charter approved by the Board on June 29, 2000. The Audit Committee reviewed the Company's audited financial statements for the fiscal year ended June 30, 2001 and discussed these financial statements with the Company's management. The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees) with KPMG LLP, the Company's independent auditors. SAS 61 requires the Company's independent auditors to discuss with the Company's Audit Committee, among other things, the following:

     * the initial selection of and changes in significant accounting policies;

     *    methods to account for significant unusual transactions;

     * the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

     * the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of those estimates;

     * adjustments arising from the audit that, in the auditors' judgment, have a significant effect on the entity's financial reporting;

     * serious difficulties, if any, encountered in dealing with management in the performance of the audit; and

     * disagreements, of which there were none, with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.

     The Company's independent auditors also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors to disclose annually in writing all relationships that in the auditors' professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of their independence. The Audit Committee also considered whether the independent auditors' provision of the other, non-audit related services to the Company, which are referred to in "Independent Auditor's Fees and Other Matters" below, is compatible with maintaining such auditors' independence.

     Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended June 30, 2001.

                                 AUDIT COMMITTEE

                                 Kathryn B. Lewis
                                 Michael P. Downey
                                 Francis E. Girard

INDEPENDENT AUDITOR'S FEES AND OTHER MATTERS

     AUDIT Fees. KPMG LLP billed the Company an aggregate of $109,000 in fees for professional services rendered in connection with the audit of the Company's financial statements for the most recent fiscal year and the reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q during the fiscal year ended June 30, 2001.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. KPMG LLP did not bill the Company for any professional services rendered to the Company and its affiliates for the fiscal year ended June 30, 2001 in connection with financial information systems design or implementation, the operation of the Company's information system or the management of its local area network.

     ALL OTHER FEES. KPMG LLP billed the Company an aggregate of $100,159 in fees for other services rendered to the Company and its affiliates for the fiscal year ended June 30, 2001, primarily for tax compliance and advisory services and accounting advisory services.

                                  PROPOSAL TWO:
              AUTHORIZATION OF ISSUANCE OF SERIES B PREFERRED STOCK
                      AND WARRANTS TO PURCHASE COMMON STOCK

     On August 8, 2001 the Company entered into the Purchase Agreement with entities affiliated with Special Situations Funds and entities affiliated with Gruber & McBaine Capital Management, LLC (the "Investors") under which the Company agreed to issue to the Investors, in two separate closings, (i) an aggregate of up to 2,800,000 shares of Series B Preferred at a per share purchase price of $2.50 and (ii) warrants to purchase an aggregate of up to 2,800,000 shares of Common Stock at a per share exercise price of $3.75.

     On August 8, 2001, at the first closing under the Purchase Agreement, the Company issued and sold to the Investors (i) an aggregate of 1,560,000 shares of Series B Preferred and (ii) warrants to purchase up to an aggregate of 1,560,000 shares of Common Stock at a per share exercise price of $3.75 (together with such 1,560,000 shares of Series B Preferred, the "Initial Securities"). Gross proceeds to the Company for the sale of the Initial Securities at the first closing were $3,900,000. Assuming the conversion or exercise, as the case may be, into Common Stock, the Initial Securities represent 19.9% of the outstanding shares of Common Stock immediately prior to the first closing and 9.9% of the outstanding shares of Common Stock as of the record date for the Annual Meeting. Entities affiliated with Special Situations Funds were the only Investors participating in the first closing.

     The Purchase Agreement provides for a second closing at which the Company will issue to the Investors (i) up to 1,240,000 shares of Series B Preferred and
(ii) warrants (together with the warrants issued at the first closing, the "Warrants") to purchase up to 1,240,000 shares of Common Stock at an initial per share exercise price of $3.75 (together with such 1,240,000 shares of Series B Preferred, the "Additional Securities"). Gross proceeds to the Company for the sale of the Additional Securities at the second closing will be $3,100,000. Assuming their conversion or exercise, as the case may be, into Common Stock, the Additional Securities represent 15.8% of the outstanding shares of Common Stock immediately prior to the first closing and 15.8% of the outstanding shares of Common Stock as of the record date for the Annual Meeting. Entities affiliated with Special Situations Funds and entities affiliated with Gruber & McBaine International are all designated under the Purchase Agreement to participate in the Second Closing. Jon D. Gruber and Luganitas Partners, L.P., both Investors in the Series B Preferred, own 77,000 and 11,500 shares of Common Stock, respectively.

     The issuance and sale of the Additional Securities at the second closing is subject to the approval of the Company's stockholders, excluding the Investors, and is therefore being presented for stockholder approval at the Annual Meeting. The Initial Securities will remain outstanding, notwithstanding whether the issuance and sale of the Additional Securities at the second closing is approved at the Annual Meeting. In the aggregate, the Initial Securities issued and sold at the first closing and the Additional Securities issuable at the second closing when converted into or exercised for, as the case may be, Common Stock, represent 35.6% of the outstanding shares of Common Stock immediately prior to the first closing and 35.6% of the outstanding shares of Common Stock as of the record date for the Annual Meeting.

     The Company expects to use the proceeds from the sale of securities under the Purchase Agreement for working capital and general corporate purposes.

     Shares of Common Stock are quoted on the Nasdaq National Market ("Nasdaq") under the symbol "ASFT". Nasdaq rules require that the Company obtain stockholder authorization for issuance of the Additional Securities. If the Company were to effect the sale and issuance of the Additional Securities without stockholder authorization, the Common Stock could be delisted from Nasdaq. Consequently, it is a condition to the second closing under the Purchase

Agreement that the issuance of the Additional Securities be authorized by the holders of a majority of the shares present or represented by proxy and voting on the matter at the Annual Meeting, excluding shares of Series B Preferred and shares of Common Stock issued upon exercise of any outstanding Warrants.

     THE BOARD BELIEVES THAT THE SALE AND ISSUANCE OF THE ADDITIONAL SECURITIES IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE FOR THIS PROPOSAL.

NASDAQ

     Nasdaq has the authority to delist the Common Stock if the Company fails to comply with Nasdaq's listing criteria. As a condition of continued listing, the Company is required to obtain stockholder authorization prior to any sale, issuance or potential issuance by the Company of Common Stock (or securities convertible into or exercisable for Common Stock) equal to 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. The Initial Securities, when aggregated with the Additional Securities, will initially be convertible into or exercisable for, as the case may be, 5,600,000 shares of Common Stock. Those 5,600,000 shares representing 35.6% of the outstanding shares of Common Stock as of September 10, 2001. In addition, the shares of Series B Preferred will generally have voting power equal to the number of shares of Common Stock into which they are convertible. The shares of Series B Preferred will be issued at a per share purchase price of $2.50 and the shares of Common Stock issuable upon exercise of the Warrants will be issuable at a per share price of $3.75. On October [12], 2001, the closing per share sale price of the Common Stock on Nasdaq was $____.

THE FINANCING

     Pursuant to the Purchase Agreement, the Company has agreed to issue and sell to the Investors an aggregate of up to 2,800,000 shares of Series B Preferred at a per share purchase price of $2.50 and Warrants to purchase an aggregate of up to 2,800,000 shares of Common Stock at a per share exercise price of $3.75. The Purchase Agreement contemplates two closings. At the first closing on August 8, 2001, the Company issued and sold the Initial Securities. The issuance and sale of the Initial Securities did not require stockholder approval. At the second closing, the Company will issue and sell the Additional Securities. It is a condition to the second closing that the Company's stockholders, excluding the Investors, authorize the issuance and sale of the Additional Securities. If the second closing does not occur on or prior to December 31, 2001, the obligations of the Company and the Investors to effect the second closing may terminate. The Purchase Agreement also provides that for so long as the Investors hold at least a majority of the shares of Series B Preferred issued to the Investors under the Purchase Agreement, they shall have the right to participate, up to their pro rata share, in future non-public capital raising transactions of the Company.

     Concurrently with the Purchase Agreement, the Company entered into a registration rights agreement under which it agreed to register for resale by the Investors the Common Stock underlying the Initial Securities and the Additional Securities. Under the registration rights agreement, the Company is required to file a registration statement relating to the resale of the Common Stock underlying the Initial Securities by October 7, 2001, and that registration statement must be declared effective by the Securities and Exchange Commission by December 6, 2001. In addition, the Company is required to file a registration statement relating to the resale of the Common Stock underlying the Additional Securities by the date sixty days after the second closing under the Purchase Agreement, and that registration statement must be declared effective by the Securities and Exchange Commission by the date 120 days after the second closing. If these filing dates and effective dates are not met, the Company is required to pay to the Investors liquidated damages in an amount equal to 1.5% of the purchase price of the Initial Securities or the Additional Securities, as the case may be, for any month or pro rata for any portion thereof by which the applicable dates have lapsed. Prior to entering into the Purchase Agreement, the Company amended its shareholder rights plan to provide that securities issued pursuant to the Purchase Agreement would not be counted in determining whether a person or entity has exceeded the 25% ownership threshold established by the plan. In addition, the Company amended its shareholder rights plan so that the rights thereunder would expire and the plan would terminate effective December 31, 2001. Under the terms of the Purchase Agreement, the Company is restricted from adopting another shareholder rights plan.

     The rights, preferences and powers of the Series B Preferred include the following.

     VOTING RIGHTS. In general, shares of the Series B Preferred vote on an as-converted basis with the shares of Common Stock as the same class. The holders of the Series B Preferred, voting as a separate class, also have the right to elect two members of the Company's Board of Directors. As of the date of the printing of this proxy statement, the holders of the Series B Preferred had not exercised that right. Pursuant to the Purchase Agreement, each of the Investors has agreed that for so long as Special Situations Fund III, L.P. and/or one of its affiliates holds shares of Series B Preferred, Special Situations Fund III, L.P. shall have the right to designate the directors to be elected by the holders of the Series B Preferred, and each of the Investors will vote its shares of Series B Preferred to elect Special Situations Fund III, L.P.'s designees. In addition, the vote of the holders of at least a majority of the outstanding shares of Series B Preferred will generally be required for the Company to effect certain transactions, including, without limitation, (i) issuing additional shares of Series B Preferred or stock with rights, preferences or privileges senior to or on a parity with the Series B Preferred;
(ii) amending the Company's certificate of incorporation or by-laws or recapitalizing or reclassifying the Company's securities so as to adversely affect or diminish the rights, preferences or privileges of the Series B Preferred; (iii) increasing size of the Company's board of directors to greater than nine members; (iv) effecting certain redemptions and repurchases of the Company's capital stock; and (v) effecting certain dividend payments on any shares of the Company's capital stock.

     LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series B Preferred will be entitled to be paid out of the Company's assets available for distribution prior to any distribution to the holders of Common Stock an amount equal to $2.50 per share (as adjusted for stock splits, stock dividends and similar events). A merger, consolidation, change of control or sale of all or substantially all of the Company's assets will be deemed to be a liquidation of the Company.

     CONVERSION. The holders of the Series B Preferred have the right, at any time and at their option, to convert each share of Series B Preferred into a number of shares of Common Stock determined by dividing the then- applicable per share liquidation preference of the Series B Preferred by the then-applicable per share conversion price of the Series B Preferred (the "Conversion Price"). Initially, the Conversion Price is $2.50. In addition, each share of Series B Preferred will convert, in accordance with the same formula, at the option of the Company in the event the closing per share bid price of the Common Stock as traded on Nasdaq exceeds $5.00 for 30 consecutive trading days and all of the shares of Common Stock issuable upon conversion of the Series B Preferred are registered for resale pursuant to an effective registration statement. The Conversion Price is subject to adjustment in the case of any stock dividend, stock split, combination, capital reorganization, reclassification or merger or consolidation. Subject to limited exceptions, the Conversion Price is also subject to adjustment in the case of an issuance of shares of Common Stock, or securities exercisable for or convertible into Common Stock, at a per share price less than the Conversion Price then in effect (a "Series B Dilutive Issuance"). In the event of a Series B Dilutive Issuance, the Conversion Price will be reduced to equal the per share price of that Series B Dilutive Issuance.

     DIVIDENDS. Holders of shares of Series B Preferred shall be entitled to receive dividends when and if declared as determined by the Company's Board of Directors. The Company may not pay any dividends or distributions on shares of Common Stock, other than dividends payable solely in shares of Common Stock, unless the holders of shares of Series B Preferred first receive, or simultaneously receive, a dividend or distribution on each outstanding share of Series B Preferred equal to the product of (i) the per share dividend or distribution to be paid for the Common Stock, multiplied by (ii) the number of shares of Common Stock into which the Series B Preferred is then convertible.

     In addition to shares of Series B Preferred, the Purchase Agreement also provides for the issuance by the Company of Warrants to purchase an aggregate of up to 2,800,000 shares of Common Stock at a per share exercise price of $3.75. The Warrants have a term of exercise which expires on September 30, 2006. The number of shares issuable upon exercise and the per share exercise price of the Warrants are subject to adjustment in the case of any stock dividend, stock split, combination, capital reorganization, reclassification or merger or consolidation. Subject to limited exceptions, the per share exercise price of the Warrants is also subject to adjustment in the case of an issuance of shares of Common Stock or securities exercisable for or convertible into Common Stock, at a per share price less than the per share exercise price of the Warrants then in effect (a "Warrant Dilutive Issuance"). In the event of a Warrant Dilutive Issuance, the per share exercise price of the Warrants will be reduced to equal the per share price of that Warrant Dilutive Issuance. In addition, the Warrants may be exercised by means of a "net exercise" feature under which the Company does not receive any cash, but rather, the number of shares issued upon exercise is net of the number of shares withheld by the Company in lieu of payment of the exercise price. This net exercise right is generally limited to times when the Company is not in compliance with its obligations relating to the registration of the shares of Common Stock underlying the Warrants for resale under the Company's registration rights agreement with the Investors. The Company may, at its option, demand that the Warrants be exercised, in the event the closing per share bid price of the Common Stock as traded on the Nasdaq National Market exceeds $7.50 for 30 consecutive trading days and all of the shares of Common Stock underlying the Warrants are registered for resale pursuant to an effective registration statement.

                                 PROPOSAL THREE:
              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee, has selected KPMG LLP to serve as the Company's independent accountants for the fiscal year ending June 30, 2002. KPMG LLP has served as independent accountants of the Company since 1990. Although stockholder ratification of the selection of KPMG LLP is not required by law, the Board of Directors believes that it is desirable to give stockholders the opportunity to ratify this selection. If this proposal is not approved at the meeting, the Board of Directors will reconsider the selection of KPMG LLP.

     The affirmative vote of a majority of the shares present or represented by proxy and voting at the meeting is required to ratify the selection of KPMG LLP. Abstentions are effectively counted as votes against this proposal. Brokers have discretionary voting power with respect to this proposal. Representatives of KPMG LLP are expected to be present at the 2001Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE RATIFICATION OF ITS SELECTION OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 2002.

INCORPORATION BY REFERENCE

     The SEC allows the Company to incorporate into this proxy statement information that is contained within its Annual Report on Form 10-K (the "Form 10-K") which is included with the Company's Annual Report to Stockholders. A copy of the Company's Annual Report to Stockholders is being delivered to you with this proxy statement. The Company is incorporating into this proxy statement by reference the following information from the Form 10-K:

     *    the information set forth under Item 7 of Part II of the Form 10-K;

     *    the information set forth under Item 7A of Part II of the Form 10-K;

     *    the information set forth under Item 8 of Part II of the Form 10-K;
          and

     *    the information set forth under Item 9 of Part II of the Form 10-K.

OTHER MATTERS

     Management does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the 2002 Annual Meeting of Stockholders must be received by the Secretary of the Company at its principal office in Cambridge, Massachusetts no later than June 1, 2002 in order to be included in the Company's proxy statement for that meeting.

     In addition, the Company's by-laws require all stockholder proposals to be timely submitted in advance to the Company (other than proposals submitted for inclusion in the Company's proxy statement and form of proxy card, which are addressed above). To be timely, the notice must be received by the Company no less than 90 days and no more than 120 days prior to the date of the 2002 Annual Meeting. The Company has not yet set a date for the 2002 Annual Meeting. However, if the 2002 annual meeting is held on November [15], 2002 (the anniversary of the 2001 Annual Meeting), delivery of the notice would need to be made between [July 17, 2002 and August 16, 2002.]


                       By Order of the Board of Directors

                       MICHAEL J. O'DONNELL
                       SECRETARY

October [15], 2001

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT STOCKHOLDERS PLAN TO ATTEND, STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                                                PRELIMINARY COPY
                                                     FILED ON SEPTEMBER 24, 2001

PROXY                                                                      PROXY

                                 ARTISOFT, INC.
               5 CAMBRIDGE CENTER, CAMBRIDGE, MASSACHUSETTS 02142

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned, revoking all prior proxies, appoints Michael P. Downey, Steven G. Manson and Michael O'Donnell, and each of them, as proxies, each with the power to appoint a substitute, and authorizes them to represent and vote, as designated on the reverse side hereof, all shares of common stock of Artisoft, Inc. held by the undersigned on September 10, 2001, at the annual shareholders' meeting to be held on November [15], 2001, at Hale and Dorr LLP, 60 State Street, 26th Floor, Boston, MA 02109, and at any adjournment or postponement of the meeting.

           PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side.)

The Board of Directors recommends a vote FOR each of the proposals listed below.

                                                       FOR    WITHHOLD   FOR ALL
1.     Election of Directors                           ALL      ALL      EXCEPT
   01) Michael P. Downey                               [ ]      [ ]        [ ]
   02) Francis E. Girard

     To withhold authority, mark "For All Except" and write the nominee number on the line below. __________________

2.   Authorization of the issuance                     FOR    AGAINST    ABSTAIN
     of Series B Preferred Stock and Warrants to       [ ]      [ ]        [ ]
     purchase Common Stock

3.   Ratification of the appointment of KPMG LLP
     as independent certified public accountants       [ ]      [ ]        [ ]

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s). IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR EACH OF THE LISTED PROPOSALS AND, WITH RESPECT TO ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.

Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:________________________________      Dated: ________________, 2001
Signature:________________________________      Dated: ________________, 2001


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

             PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                                                                      APPENDIX A
                                                                           DRAFT
                                                                PRELIMINARY COPY
                                                        FILED SEPTEMBER 24, 2001

                                 ARTISOFT, INC.
                          INDEX TO FINANCIAL STATEMENTS

                                                                  Page Reference
                                                                  --------------

Independent Auditors' Report                                                   2

Consolidated Financial Statements:

  Consolidated Balance Sheets as of June 30, 2001 and 2000                     3

  Consolidated Statements of Operations for the years ended
  June 30, 2001, 2000 and 1999                                                 4

  Consolidated Statements of Changes in Shareholders' Equity
  for the years ended June 30, 2001, 2000 and 1999                             5

  Consolidated Statements of Cash Flows for the years ended
  June 30, 2001, 2000 and 1999                                                 6

  Notes to Consolidated Financial Statements                                7-19

All schedules are omitted because they are not required, are not applicable, or the information is included in the financial statements or notes thereto.

                                                                           DRAFT
                                                                PRELIMINARY COPY
                                                        FILED SEPTEMBER 24, 2001

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Artisoft, Inc.:

We have audited the accompanying consolidated balance sheets of Artisoft, Inc. and subsidiaries as of June 30, 2001 and 2000 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Artisoft, Inc. and subsidiaries as of June 30, 2001 and 2000 and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Boston, Massachusetts
August 9, 2001

                                                                           DRAFT
                                                                PRELIMINARY COPY
                                                        FILED SEPTEMBER 24, 2001

                         ARTISOFT, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  JUNE 30,        JUNE 30,
ASSETS                                                                              2001            2000
                                                                                 ---------       ---------
Current assets:
  Cash and cash equivalents                                                      $   5,801       $   5,120
  Short-term investments                                                                --           2,490
  Receivables:
    Trade accounts, net of allowances of $733 and $1,084 in 2001
     and 2000, respectively                                                            488           1,511
    Other receivables                                                                   27             146
  Inventories                                                                          674             808
  Prepaid expenses                                                                     500             366
                                                                                 ---------       ---------
        Total current assets                                                         7,490          10,441
                                                                                 ---------       ---------

Long-term investments                                                                   --           7,797

Property and equipment                                                               3,331           2,353
  Less accumulated depreciation and amortization                                    (1,943)         (1,140)
                                                                                 ---------       ---------
        Net property and equipment                                                   1,388           1,213
                                                                                 ---------       ---------

Other assets                                                                           187             179

Net assets from discontinued operations                                                 --           1,864
                                                                                 ---------       ---------

                                                                                 $   9,065       $  21,494
                                                                                 =========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                               $     682       $     928
  Accrued liabilities                                                                1,424           1,937
  Deferred revenue                                                                     168              41
                                                                                 ---------       ---------
        Total current liabilities                                                    2,274           2,906
                                                                                 ---------       ---------

Commitments and contingencies                                                           --              --

Shareholders' equity:
  Preferred stock, $1.00  par value. Authorized 11,433,600 shares;
   none issued at June 30, 2001                                                         --              --
  Common stock, $.01 par value.  Authorized 50,000,000 shares; issued
   29,051,168 shares at June 30, 2001 and 28,742,744 shares at June 30, 2000           291             287
  Additional paid-in capital                                                       102,318         101,363
  Accumulated deficit                                                              (26,034)        (13,278)
  Less treasury stock, at cost, 13,320,500 shares at June 30, 2001 and
   June 30, 2000                                                                   (69,784)        (69,784)
                                                                                 ---------       ---------
        Net shareholders' equity                                                     6,791          18,588
                                                                                 ---------       ---------
                                                                                 $   9,065       $  21,494
                                                                                 =========       =========

          See accompanying notes to consolidated financial statements.

                         ARTISOFT, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      YEARS ENDED JUNE 30,
                                                             ------------------------------------
                                                               2001          2000          1999
                                                             --------      --------      --------
Revenue:
  Product                                                    $  5,041      $ 13,283      $  7,144
  Services                                                      2,423         2,406            --
                                                             --------      --------      --------
    Total Revenue                                               7,464        15,689         7,144

Cost of sales:
  Product                                                       1,558         5,242         3,214
  Services                                                      1,695           665            --
                                                             --------      --------      --------
    Total cost of sales                                         3,253         5,907         3,214

Gross profit:
  Product                                                       3,483         8,041         3,930
  Services                                                        728         1,741            --
                                                             --------      --------      --------
    Total gross profit                                          4,211         9,782         3,930

Operating expenses:
  Sales and marketing                                           8,884        10,014         4,760
  Product development                                           3,691         3,078         2,555
  General and administrative                                    4,922         2,870         3,450
                                                             --------      --------      --------
      Total operating expenses                                 17,497        15,962        10,765
                                                             --------      --------      --------

Loss from operations                                          (13,286)       (6,180)       (6,835)
                                                             --------      --------      --------
Other income (expense):
  Interest income                                                 507           919           910
  Interest expense                                                 --           (12)          (50)
  Gain on disposition of property and equipment                    --            --            10
  Other                                                            23             8           (46)
                                                             --------      --------      --------
      Total other income                                          530           915           824
                                                             --------      --------      --------

      Net loss from continuing operations                     (12,756)       (5,265)       (6,011)

Income from discontinued operations, net of tax                    --           880         4,249

Loss on sale of discontinued operations                            --          (101)           --
                                                             --------      --------      --------

      Net loss                                               $(12,756)     $ (4,486)     $ (1,762)
                                                             ========      ========      ========
Net loss per common share from continuing operations -
 Basic and Diluted                                           $   (.82)     $   (.35)     $   (.41)
                                                             --------      --------      --------

Net loss per common share-Basic and Diluted                  $   (.82)     $   (.30)     $   (.12)
                                                             ========      ========      ========
Weighted average common shares outstanding -
 Basic and Diluted                                             15,476        15,171        14,720
                                                             ========      ========      ========

          See accompanying notes to consolidated financial statements.

                         ARTISOFT, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                      COMMON STOCK        ADDITIONAL                                   NET
                                               -------------------------   PAID-IN     ACCUMULATED     TREASURY    SHAREHOLDERS'
                                               SHARES     $.01 PAR VALUE   CAPITAL       DEFICIT        STOCK         EQUITY
                                               ------     --------------   -------       -------        -----         ------
Balances at June 30, 1998                     27,980,602       $ 279      $  96,486     $  (7,030)    $ (69,784)     $ 19,951
Exercise of common stock options                 116,065           1            250            --            --           251
Issuance of common stock under employee
 stock purchase plan                              47,810           1            106            --            --           107
Tax benefit of disqualifying dispositions             --          --             27            --            --            27
Net loss                                              --          --             --        (1,762)           --        (1,762)
                                              ----------       -----      ---------     ---------     ---------      --------

Balances at June 30, 1999                     28,144,477         281         96,869        (8,792)      (69,784)       18,574
Issuance of common stock to a third
 party for services                              100,000           1          2,988            --            --         2,989
Exercise of common stock options                 459,111           5          1,269            --            --         1,274
Issuance of common stock under employee
 stock purchase plan                              39,156          --            237            --            --           237
Net loss                                              --          --             --        (4,486)           --        (4,486)
                                              ----------       -----      ---------     ---------     ---------      --------

Balances at June 30, 2000                     28,742,744         287        101,363       (13,278)      (69,784)       18,588
Exercise of common stock options                 272,039           4            843            --            --           847
Issuance of common stock under employee
 stock purchase plan                              36,385          --            112            --            --           112
Net loss                                              --          --             --       (12,756)           --       (12,756)
                                              ----------       -----      ---------     ---------     ---------      --------

Balances at June 30, 2001                     29,051,168       $ 291      $ 102,318     $ (26,034)    $ (69,784)     $  6,791
                                              ==========       =====      =========     =========     =========      ========

          See accompanying notes to consolidated financial statements.

                         ARTISOFT, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                              YEARS ENDED JUNE 30,
                                                                        ------------------------------------
                                                                          2001          2000          1999
                                                                        --------      --------      --------
Cash flows from operating activities:
  Net loss                                                              $(12,756)     $ (4,486)     $ (1,762)
                                                                        --------      --------      --------
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
    Depreciation and amortization                                            803           617           465
    Loss from disposition of property and equipment, net                      --            32            --
    Non-cash changes in accounts receivable and inventory allowances:
      Additions                                                              569           259           299
      Reductions                                                            (425)          (20)           --
    Common stock issued for services                                          --         2,989            --
    Tax benefit of disqualifying dispositions                                 --            --            27
  Changes in assets and liabilities:
    Receivables-
      Trade accounts                                                         911          (501)         (916)
      Other receivables                                                      119           (99)          (11)
    Inventories                                                              102          (506)         (191)
    Prepaid expenses                                                        (134)          (65)          (85)
    Accounts payable                                                        (246)           (3)          111
    Accrued liabilities                                                     (513)          700          (785)
    Deferred revenue                                                         127            32            --
    Net (increase) decrease in assets from discontinued operations         1,864          (348)        1,066
    Other assets                                                              (8)           --           (34)
                                                                        --------      --------      --------
          Net cash used in operating activities                           (9,587)       (1,399)       (1,816)
                                                                        --------      --------      --------

Cash flows from investing activities:
  Proceeds on sales of investments prior to maturity                      10,287            --            --
  Purchases of investment securities                                          --       (10,287)           --
  Purchases of property and equipment                                       (978)         (853)         (908)
                                                                        --------      --------      --------
          Net cash provided by (used in) investing activities              9,309       (11,140)         (908)
                                                                        --------      --------      --------

Cash flows from financing activities:
  Proceeds from issuance of common stock                                     959         1,511           358
                                                                        --------      --------      --------
          Net cash provided by financing activities                          959         1,511           358
                                                                        --------      --------      --------

Net increase (decrease) in cash and cash equivalents                         681       (11,028)       (2,366)
Cash and cash equivalents, beginning of year                               5,120        16,148        18,514
                                                                        --------      --------      --------
Cash and cash equivalents, end of year                                  $  5,801      $  5,120      $ 16,148
                                                                        ========      ========      ========
Supplemental cash flow information:
  Cash paid during the year for:
    Interest                                                            $     --      $     12      $     50
                                                                        ========      ========      ========
    Income taxes                                                        $      3      $     17      $     11
                                                                        ========      ========      ========

          See accompanying notes to consolidated financial statements.

                                                                           DRAFT
                                                                PRELIMINARY COPY
                                                        FILED SEPTEMBER 24, 2001

                        ARTISOFT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PERCENTAGES, SHARES AND PER SHARE AMOUNTS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Artisoft, Inc. ("Artisoft", the "Company" or the "Registrant") develops, markets and sells computer telephony software application products and associated services.

     The Company's principal executive offices are located at 5 Cambridge Center, Cambridge, Massachusetts 02142. The telephone number at that address is
(617) 354-0600. The Company was incorporated in November 1982 and reincorporated by merger in Delaware in July 1991.

BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of Artisoft, Inc. and its three wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The Company's preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities during the reported periods. Actual results could differ from those estimates.

CASH EQUIVALENTS

     The Company considers all highly liquid securities with original maturities of three months or less to be cash equivalents. As of June 30, 2001 and 2000, the Company has classified securities of $3.0 million and $4.1 million, respectively, with a maturity of less than three months as cash and cash equivalents. The Company intends to hold these securities to maturity and has presented them at their carrying value, which approximates fair value.

CLASSIFICATION AND PRESENTATION OF INVESTMENTS

     At June 30, 2000, the Company had $10.3 million in long and short-term investments. Prior to June 30, 2000, the Company classified these securities as "held to maturity" and accordingly, presented the securities at cost, adjusted for the amortization or accretion of premiums or discounts. Subsequent to June 30, 2000, the company reclassified these securities as "available for sale" as they were needed to fund operations and accordingly, recorded the securities at the current market value, which approximated the carrying value at that time. During the fiscal year ended June 30, 2001, the Company liquidated all of these securities prior to maturity to fund current operations.

CONCENTRATION OF CREDIT RISK, PRODUCT REVENUE AND MAJOR CUSTOMERS

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and trade receivables. The Company also places its cash and cash equivalents with high-credit-quality financial institutions. Credit risk with respect to trade receivables is generally diversified due to the large number of entities comprising the Company's customer base and their dispersion across many different customer groups and geographies. The Company often sells its products through third-party customers, and, as a result, may maintain individually significant receivable balances with major customers. The Company believes that its credit evaluation, approval and monitoring processes substantially mitigate potential credit risks.

     The Company sells its products through a variety of channels of distribution, including distributors, resellers and OEMs. In fiscal 2001, three customers accounted for approximately 21%, 18%, and 15% of net sales, respectively. In fiscal 2000 one customer accounted for 20% of the Company's annual net sales as a result of that customer's acquisition of the Company's Visual Voice product line. In fiscal 1999 no customer accounted for more than 10% of the Company's annual net sales.

     At June 30, 2001, two customers accounted for approximately 41% and 16%, respectively, of the Company's outstanding trade receivables. At June 30, 2000, one customer accounted for approximately 23% of the Company's outstanding trade accounts receivable and one customer accounted for approximately 10% of the outstanding trade accounts receivable. At June 30, 1999, two customers accounted for approximately 8% and 7%, respectively, of the Company's outstanding trade accounts receivable. The loss of any of the major distributors, resellers or OEMs, or their failure to pay the Company for products purchased from the Company, could have an adverse effect on the Company's operating results. The Company's standard credit terms are net 30 days, although longer terms are provided to various major customers on a negotiated basis from time to time.

DISCONTINUED OPERATIONS

     In September 1999, the Company announced its intention to investigate the potential separation of its then two existing business units: the Communications Software Group (CSG) and the Computer Telephony Group (CTG). On June 2, 2000, the Company signed a definitive agreement to sell the CSG assets to Prologue Software Group for approximately $1.9 million in cash proceeds and approximately $1.1 million in CSG accounts receivable (approximate gross proceeds of $3.0 million). The Company subsequently collected on substantially all of these CSG accounts receivable. The sale was closed in July 2000 effective June 30, 2000. Thus the Company has reclassified the accompanying consolidated balance sheets, statements of operations and statements of cash flows of CSG to Discontinued Operations.

     The components of Net Assets of Discontinued Operations as of June 30, 2001 and June 30, 2000 are as follows (in thousands):

                                                        YEARS ENDED JUNE 30,
                                                     ------------------------
                                                       2001             2000
                                                     -------          -------

     Accounts receivable                             $    --          $ 1,025
     Inventories                                          --              467
     Prepaid expenses                                     --               39
     Property and equipment, net                          --              269
     Other assets                                         --              360
     Accounts payable                                     --              (58)
     Accrued liabilities                                  --             (238)
     Current portion of capital lease obligation          --               --
                                                     -------          -------
     Net Assets of Discontinued Operations           $    --          $ 1,864
                                                     =======          =======

     The following is a summary of the operating results of the Discontinued Operations for the fiscal years ended June 30, 2000 and 1999 (in thousands):

                                                        YEARS ENDED JUNE 30,
                                                     ------------------------
                                                       2000             1999
                                                     -------          -------
     Net sales                                       $ 9,862          $15,160
     Cost of sales                                     2,382            3,641
                                                     -------          -------
     Gross profit                                      7,480           11,519
                                                     -------          -------
     Operating expenses                                6,600            7,270
                                                     -------          -------
     Net income                                      $   880          $ 4,249
                                                     =======          =======

INVENTORIES

     Inventories are stated at the lower of cost or market and consist of Intel hardware, manuals, diskettes, CD-ROMs and packaging materials. Cost is determined using the first-in, first-out method.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated over the estimated useful lives of one to three years for computer software, of three to five years for computer hardware and other equipment, of three to seven years for furniture and fixtures, and the shorter of the asset life or the life of the lease in the case of leasehold improvements.

OTHER ASSETS

     Other assets are stated at cost and are comprised of purchased technology and recoverable deposits. Amortization of purchased technology is calculated using the straight-line method over a five-year life. Purchased technology was fully amortized as of June 30, 2001.

INCOME TAXES

     Income taxes have been accounted for under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance against deferred tax assets is recorded if, based upon the weight of all available evidence, it is more likely than not that some or all of the deferred tax asset will not be realized.

REVENUE RECOGNITION

     The Company follows the provisions of SOP 97-2, SOFTWARE REVENUE RECOGNITION as amended by SOP 98-9, Modification of SOP 97-2 Software Revenue Recognition, with Respect to Certain Transactions. Generally, the Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when persuasive evidence of an arrangement exists, the product has been shipped or the services have been provided to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. The Company reduces revenue for estimated customer returns, rotations and sales rebates. Revenue from software license agreements that have significant customizations and modification of the software product is deferred and recognized in a manner that approximates the percentage of completion method. In addition to the aforementioned general policy, the following are the specific revenue recognition policies for each major category of revenue.

     SERVICES. Revenue from time and material service contracts is recognized as the services are provided. Revenue from fixed price, long-term service or development contracts is recognized over the contract term based on the percentage of services that are provided during the period compared with the total estimated services to be provided over the entire contract. Losses on fixed price contracts are recognized during the period in which the loss first becomes apparent.

     PRODUCTS-SOFTWARE, NOT-FOR-RESALE KITS (NFR'S) AND HARDWARE. Revenue from delivered elements of one-time charge licensed software is recognized at the inception of the license term, provided the Company has vendor-specific objective evidence of the fair value of each undelivered element. Revenue is deferred for undelivered elements. Revenue is also deferred for the entire arrangement if vendor-specific evidence objective evidence does not exist for each undelivered contract element. Examples of undelivered elements in which the timing of delivery is uncertain include contractual elements that give customers rights to any future upgrades at no additional charge or future maintenance that is provided within the overall price. The revenue that is deferred for any contract element is recognized when all of the revenue recognition criteria have been met for that element. Revenue for annual software subscriptions is recognized ratably over the length of the software subscription.

     In December 1999, the Company executed a strategic partnership with Intel. Under the terms of the agreement, the Company is required to provide Intel with a software-based phone switch, voice mail and auto attendant applications that are compatible with Intel's softswitch framework and CT Media platform. In May 2001, Artisoft announced the release of these applications, called TeleVantage CTM Suite. TeleVantage CTM Suite is being loaded on the Intel Converged Communications Platform, an open standards-based, application-ready platform that will support a broad range of compatible telephone and business applications, peripherals, and services from multi vendors on a single system. The Company delivered this product to Intel in May 2001, and Intel began shipping the applications in August 2001. The Company has recognized revenues associated with this fixed price development arrangement of $821,000 and $495,000 for the fiscal years ended June 30, 2001 and 2000, respectively. The Company substantially completed the recognition of this revenue upon satisfying its development obligations in May 2001.

     In January 2000, the Company executed a strategic partnership agreement with Toshiba America Information Systems ("TAIS") intended to allow the Company and TAIS to deliver an integrated communications server and software-PBX solution for small and midsized businesses. TeleVantage 4.0 represents the results of a 1-1/2 year joint-engineering project with Toshiba America Information Systems "TAIS" to integrate TeleVantage with TAIS digital handsets. Through an Original Equipment Manufacturer "OEM" arrangement with Artisoft, TAIS is marketing TeleVantage 4.0 under the Strata CS brand, which is being distributed and supported through Toshiba's established dealer channel. Under the terms of the agreement, TAIS will purchase licenses of TeleVantage for customized versions of the software product to be integrated with its digital handsets and communications server product offerings. The costs associated with this customization have been substantially incurred and reported as an element of cost of sales as part of this development agreement. For the years ended June 30, 2001 and 2000, the Company recognized revenue of $1,600,000 and $411,000, respectively, under this arrangement.

PRODUCT DEVELOPMENT

     Development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established and until the products are available for sale, software development costs incurred would be capitalized and amortized over the life of the product. Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no product development costs have been capitalized to date as these costs have not been material.

COMPREHENSIVE INCOME (LOSS)

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130) which established standards for reporting and display of comprehensive income and its components in the financial statements. The impact of unrealized gains/losses on marketable securities and cumulative translation adjustments from the foreign currency translation are reported in accumulated other comprehensive income (loss), as a separate component of stockholders' equity. To date, the Company has not had any transactions recorded in comprehensive income (loss).

COMPUTATION OF NET LOSS PER SHARE

     Net Loss per share-basic is based upon the weighted average number of common shares outstanding. Net loss per diluted share is based upon the weighted average number of common and common equivalent shares outstanding assuming dilution. Common equivalent shares, consisting of outstanding stock options, are included in the per share calculations where the effect of their inclusion would be dilutive.

     A reconciliation of basic weighted average common shares with weighted average shares assuming dilution is as follows (in thousands):

                                                          YEARS ENDED JUNE 30,
                                                        ------------------------
                                                         2001     2000     1999
                                                        ------   ------   ------
     Weighted average shares--basic                     15,476   15,171   14,720

     Net effect of dilutive potential common
      shares outstanding based on the Treasury
      stock method using the average market price           --       --       --

     Weighted average common shares assuming dilution   15,476   15,171   14,720

     Antidilutive potential common shares excluded
      from the computation above                           290    1,171      204

STOCK BASED COMPENSATION

     The Company accounts for stock options granted under its stock incentive plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost, for stock options granted to employees and directors is measured as the excess, if any, of the current market price of the underlying stock over the exercise price. The Company follows the disclosure requirements for statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS 123 and related interpretations.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS 141, Business Combinations ("SFAS 141") and SFAS 142, Goodwill and Other Intangible Assets ("SFAS 142"). FAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. FAS 141 also specifies the criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. FAS 142 requires that goodwill and intangible assets with indefinite useful lives will no longer be amortized, but instead be tested for impairment, at least annually, in accordance with the provisions of FAS 142. FAS 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of.

     The provisions of FAS 141 are effective immediately, except with regard to business combinations initiated prior to June 30, 2001. FAS 142 will be effective as of January 1, 2002. Goodwill and other intangible assets determined to have an indefinite useful life that are acquired in a business combination completed after July 1, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with appropriate pre-FAS 142 accounting literature. Goodwill and other intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of FAS 142. The Company does not believe there will be a material effect from the adoption of these new standards.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or net realizable value (fair value less costs to sell).

SEGMENTATION OF FINANCIAL RESULTS

     The Company has presented its financial results as a single segment due to the sale of the Communications Software Group (CSG) effective June 30, 2000.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, receivables, accounts payable, accrued liabilities and deferred revenue approximate fair value because of the short maturity of these instruments. The carrying value of investments approximate the fair values at June 30, 2000.

RECLASSIFICATIONS

     Certain reclassifications, including the reclassification of customer product development costs to cost of sales, have been made to the 2000 and 1999 consolidated financial statements to conform to the 2001 presentation. In addition, the reclassifications were applied to the quarterly financial information presented in Note 12. Therefore, the information is different than that presented in our historical Forms 10-Q.

(2) INVENTORIES

     Inventories at June 30, 2001 and 2000 consist of the following:

                                                         2001            2000
                                                        ------          ------
     Raw materials                                      $   12          $  487
     Finished goods                                        795             550
                                                           807           1,037
     Inventory obsolescence reserve                       (133)           (229)
                                                        ------          ------
                                                        $  674          $  808
                                                        ======          ======

     Raw materials consist of packaging materials, CD-ROMs, disks, and manuals. Finished goods consist of packaged software, Not-For-Resale kits (with both software and hardware content) and stand alone hardware.

(3) PROPERTY AND EQUIPMENT

     Property and equipment at June 30, 2001 and 2000 consist of the following:

                                                          2001            2000
                                                        -------         -------
     Furniture and fixtures                             $    78         $    39
     Computers, software and other equipment              2,921           2,035
     Leasehold improvements                                 332             279
                                                        -------         -------
                                                          3,331           2,353
     Accumulated depreciation and amortization           (1,943)         (1,140)
                                                        -------         -------
                                                        $ 1,388         $ 1,213
                                                        =======         =======

(4) OTHER ASSETS

     Other assets at June 30, 2001 and 2000 consist of the following:

                                                          2001            2000
                                                        -------         -------
     Purchased technology, net of accumulated
      amortization of $438 and $374                     $    --         $    63
     Recoverable deposits                                   187             116
                                                        -------         -------
                                                        $   187         $   179
                                                        =======         =======

(5) ACCRUED LIABILITIES

     Accrued liabilities at June 30, 2001 and 2000 consist of the following:

                                                         2001            2000
                                                        ------          ------
     Compensation and benefits                          $  699          $1,032
     Payroll, sales and property taxes                      77              33
     Marketing                                             274             374
     Royalties                                               4             334
     Other taxes payable                                   160              --
     Other                                                 210             164
                                                        ------          ------
                                                        $1,424          $1,937
                                                        ======          ======

(6) SHAREHOLDERS' EQUITY

PREFERRED STOCK

     The Company has authorized 20,000,000 shares of preferred stock par value $1.00 per share, of which no shares have been issued as of June 30, 2001. On December 6, 1994, the Board of Directors of the Company authorized the designation and reservation of 50,000 shares of preferred stock as "Series A Participating Preferred Stock" subject to a Rights Agreement dated December 23, 1994 (see Rights Plan). The reserved shares are automatically adjusted to reserve such number of shares as may be required in accordance with the provisions of the Series A Participating Preferred Stock and the Rights Agreement. See Note 14 "Subsequent Events" for discussion on Series B Preferred Stock issued subsequent to June 30, 2001.

COMMON STOCK

     In January 2000, Toshiba America Information Systems (TAIS) acquired 100,000 shares of Artisoft common stock at a price of $6.994 per share and has the right to acquire an additional 50,000 shares pursuant to a warrant agreement at a strike price of $6.994. The fair market value of the Artisoft common stock on the date of execution of the definitive agreement was $21.50. The difference between the issuance price and fair market value of the Artisoft common stock, and the fair value of the warrants (which were priced based on the Black Scholes Options Pricing Model) was charged to selling expense in the quarter ended March 31, 2000. The Company received proceeds from TAIS of $700,000 from this transaction and a total of $2.3 million was charged to selling expense. $3.0 million was recorded as an addition to paid-in-capital.

RIGHTS PLAN

     On December 6, 1994, the Board of Directors of the Company authorized and declared a dividend of one preferred share purchase right (a "Right") for each common share of the Company outstanding as of the close of business on December 27, 1994. The Rights Agreement is designed to protect and maximize the value of the outstanding equity interests in the Company in the event of an unsolicited attempt by an acquirer to take over the Company in a manner or on terms not approved by the Board of Directors. Each Right, under certain circumstances, may be exercised to purchase one one-thousandth of a share of the Company's Series A Participating Preferred Stock at a price of $50.00 per share (subject to adjustment). Under certain circumstances, following (i) the acquisition of 25% or more of the Company's outstanding common stock by an Acquiring Person (as defined in the Rights Agreement) or (ii) the commencement of a tender offer or exchange offer which would result in a person or group owning 25% or more of the Company's outstanding common stock, each Right may be exercised to purchase common stock of the Company or a successor company with a market value of twice the $50.00 exercise price. The Rights, which are redeemable by the Company at $.001 per Right, expire in December 2004. Subsequent to June 30, 2001, the Company's Board of Directors approved a resolution to terminate the Rights Agreement effective December 31, 2001.

STOCK INCENTIVE PLANS

     On October 20, 1994, the shareholders approved the Company's 1994 Stock Incentive Plan (the "1994 Plan"). The 1994 Plan provides for the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights

(Tandem and Free-standing), Restricted Stock, Deferred Stock, Performance Units and Performance Shares to officers, key employees, non-employee directors and certain consultants of the Company.

     The 1994 Plan provides that the maximum number of options that can be granted shall be 2,000,000 shares, plus 1.5% of the number of shares of common stock issued and outstanding as of January 1 of each year commencing on January 1, 1995. The maximum number of shares available for grant each year shall be all previously ungranted options plus all expired and cancelled options. Stock options are generally granted at a price not less than 100% of the fair market value of the common shares at the date of grant. Generally, options become exercisable over a four-year period commencing on the date of grant and options vest 25% at the first anniversary of the date of grant with the remaining 75% vest in equal monthly increments over the remaining three years of the vesting period. No 1994 Plan options may be exercised more than ten years from the date of grant. The 1994 Plan will terminate on the earlier of June 15, 2004, or the date upon which all awards available for issuance have been issued or cancelled.

     The 1994 Plan contains an automatic option grant program limited to those persons who serve as non-employee members of the Board of Directors, including any non-employee Chairman of the Board ("Eligible Directors"). After October 20, 1994, each individual who first becomes an Eligible Director shall automatically be granted a Nonqualified Option to purchase 15,000 shares of common stock. At the date of each annual shareholders' meeting, beginning with the 1995 annual shareholders' meeting, each person who is at that time serving as an Eligible Director will automatically be granted a Nonqualified Option to purchase 5,000 shares of Common Stock (and an additional 10,000 shares for the Eligible Director serving as Chairman of the Board), provided that such person has served as a member of the Board of Directors for at least six months. There is no limit on the number of automatic option grants that any one eligible director may receive. All grants to an Eligible Director under the 1994 Plan will have a maximum term of ten years from the automatic grant date. Each automatic grant will vest in three equal and successive annual installments. At June 30, 2001, there were 712,345 remaining shares available for grant under the 1994 Plan.

     The per share weighted average fair value of stock options granted during the fiscal years ended June 30, 2001, 2000 and 1999 was $4.61, $11.25, and $2.42
on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions.

                                        2001            2000            1999
                                        ----            ----            ----
     Expected Dividend Yield              0%              0%              0%
     Volatility Factor                   76%             69%             63%
     Risk Free Interest Rate            5.2%            6.3%            5.9%
     Expected Life                      6 years         6 years         6 years

     The Black Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     The Company applies APB Opinion No. 25 in accounting for its stock incentive plan and accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss and net loss per common equivalent share for the fiscal years ended June 30, 2001, 2000 and 1999 would have been increased to the pro forma amounts indicated below:

                                            2001           2000          1999
                                          ---------      --------      --------
     Net loss            As reported      $ (12,756)     $ (4,486)     $ (1,762)
                         Pro forma        $ (14,346)     $ (5,315)     $ (2,179)
     Basic and diluted   As reported          (0.82)     $  (0.30)     $   (.12)
     Net loss per share  Pro forma            (0.93)     $  (0.35)     $   (.15)

     Pro forma net loss reflects only options granted during the fiscal years ended June 30, 2001, 2000 and 1999. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the options' vesting period of three to four years and compensation cost for options granted prior to July 1, 1997 is not considered.

     Stock option activity during the periods indicated is as follows:

                                            NUMBER OF          WEIGHTED AVERAGE
                                             SHARES             EXERCISE PRICE
                                           ----------           --------------
     Balance at June 30, 1998               1,632,312               $ 4.72
     Granted                                  838,050                 3.83
     Exercised                               (116,065)                2.17
     Forfeited                               (441,497)                3.71
                                           ----------               ------

     Balance at June 30, 1999               1,912,700                 4.54
     Granted                                  984,250                16.75
     Exercised                               (459,111)                2.78
     Forfeited                               (944,231)               12.05
                                           ----------               ------

     Balance at June 30, 2000               1,493,608                 4.39
     Granted                                1,253,809                 6.59
     Exercised                               (272,039)                3.11
     Forfeited                               (348,167)                9.96
                                           ----------               ------
     Balance at June 30, 2001               2,127,211               $ 6.25
                                           ==========               ======

     The following table summarizes information about the stock options outstanding at June 30, 2001:

                                  WEIGHTED
                                  AVERAGE      WEIGHTED                 WEIGHTED
                                  REMAINING    AVERAGE                  AVERAGE
   RANGE OF          OPTIONS     CONTRACTUAL   EXERCISE     OPTIONS     EXERCISE
EXERCISE PRICES    OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
---------------    -----------      ----        -----     -----------    -----
$ 2.00 - $ 2.50        51,754       6.57        $ 2.08       40,234     $ 2.09
$ 2.51 - $ 3.00       221,489       6.82          2.67      127,148       2.68
$ 3.01 - $ 5.00       651,060       8.87          3.97      129,885       4.00
$ 5.01 - $10.00       726,749       8.87          7.69       82,517       5.76
$10.01 - $15.00       358,659       8.58         11.42      108,711      11.85
$15.01 - $21.50       117,500       8.59         18.67       39,742      18.71
---------------     ---------       ----        ------      -------     ------
$ 2.00 - $21.50     2,127,211       8.54        $ 7.13      578,591     $ 6.25
===============     =========       ====        ======      =======     ======

     At June 30, 2001, 2000 and 1999 the number of options exercisable was 578,591, 613,675 and 563,506 respectively, and the weighted average exercise price of those options was $6.25, $4.39 and $4.54, respectively.

     Common stock received through the exercise of incentive stock options, which are sold by the optionee within two years of grant or one year of exercise, result in a tax deduction for the Company equivalent to the taxable gain recognized by the optionee. For financial reporting purposes, the tax effect of this deduction is accounted for as a credit to additional paid in capital rather than as a reduction of income tax expense.

EMPLOYEE STOCK PURCHASE PLAN

     On October 20, 1994, the shareholders approved the establishment of an Employee Stock Purchase Plan and authorized for issuance 200,000 shares of common stock. On November 2, 1999, the shareholders authorized the issuance of an additional 200,000 shares of common stock, thus increasing the total for the plan to 400,000 shares of common stock. During the fiscal years ended June 30, 2001, 2000, and 1999, 36,385, 39,156, and 47,810 shares of common stock were purchased, respectively, at prices ranging from $1.70 to $10.31 per share. At June 30, 2001, 197,212 shares of common stock were available for issuance under the plan. The plan provides for eligible participants to purchase common stock semi-annually at the lower of 85% of the market price at the beginning or end of the semi-annual period.

(7) EMPLOYEE BENEFIT PLANS

     The Company has a qualified 401(k) profit-sharing plan (defined contribution plan) which became effective July 1, 1991. The plan covers substantially all employees having at least six months of service. Participants may voluntarily contribute to the plan up to the maximum limits imposed by Internal Revenue Service regulations. The Company will match up to 50% of the participants' annual contributions up to 3% of the participants' compensation. Participants are immediately vested in the amount of their direct contributions and vest over a five-year period, as defined by the plan, with respect to the Company's contribution.

     The Company's profit-sharing plan expense for these plans was $171,000, $113,000 and $121,000 for the fiscal years ended June 30, 2001, 2000 and 1999, respectively.

(8) INCOME TAXES

     No income tax expense (benefit) was recorded in fiscal years 1999-2001 as the Company incurred net losses for all periods. The income tax expense (benefit) differs from the amount computed by applying the statutory federal income tax rate to the loss before income taxes are as follows:

                                                    2001       2000       1999
                                                  -------    -------    -------
     Computed "expected" tax benefit              $(4,337)   $(1,525)   $  (599)
     Allowance for current net operating losses     4,337      1,525        599
                                                  -------    -------    -------
       Total income tax expense                   $    --    $    --    $    --
                                                  =======    =======    =======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2001 and 2000 are presented below:

                                                          2001           2000
                                                        --------       --------
     Deferred tax assets:
       Purchased technology                             $    363       $    398
       Allowances for doubtful accounts and returns          293            434
       Allowances for inventory obsolescence                  76            119
       Accrued compensation and benefits                     234            234
       Other accrued liabilities                             325            449
       Depreciation and amortization                         130             88

       Federal and state net operating loss and
        credit carryforwards                              19,436         13,139
                                                        --------       --------
            Total gross deferred tax assets             $ 20,857       $ 14,861
            Less valuation allowance                     (20,793)       (14,732)
                                                        --------       --------
            Deferred tax assets                               64            129

     Deferred tax liabilities:
       Prepaid expenses                                      (64)          (129)
                                                        --------       --------
            Net deferred tax assets                     $     --       $     --
                                                        ========       ========

     Total valuation allowance increased by $6,061 and $1,815 for the years ended June 30, 2001 and 2000, respectively. The Company has evaluated the realizability of its deferred tax assets and based on an evaluation of all of the evidence, both objective and subjective, including the existence of operating losses in recent years, it has concluded that it is more likely than not that the deferred tax assets will not be realized.

     As of June 30, 2001, the Company had federal net operating loss carryforwards of approximately $44.4 million, which will expire from fiscal year 2013 through fiscal year 2021. The Company also has state net operating loss carryforwards of approximately $75.5 million, which will expire from fiscal year 2003 through fiscal year 2006. The Company's ability to utilize its net operating loss and credit carryforwards may be limited in the future if the Company experiences an ownership change as a result of future transactions. An ownership change occurs when the ownership percentage of 5% or greater stockholders increases by more than 50% over a three-year period.

(9) LEASE COMMITMENTS

OPERATING LEASES

     The Company leases office, product packaging, storage space and equipment under noncancelable operating lease agreements expiring through 2003. These leases contain renewal options and the Company is responsible for certain executory costs, including insurance, maintenance, taxes and utilities. Total rent expense for these operating leases was approximately $1,364, $773, and $566 for the fiscal years ended June 30, 2001, 2000 and 1999, respectively.

     The approximate minimum rental commitments under noncancelable operating leases that have remaining noncancelable lease terms in excess of one year at June 30, 2001 were as follows:

     YEARS ENDING                            FUTURE MINIMUM
       JUNE 30                               LEASE PAYMENTS
       -------                               --------------
        2002                                    $ 1,476
        2003                                      1,218
        2004                                      1,151
        2005                                      1,151
        2006                                        236
                                                -------
          Total                                 $ 5,232
                                                =======

(10) CONTINGENCIES

     The Company is subject to lawsuits and other claims arising in the ordinary course of its operations. In the opinion of management, based on consultation with legal counsel, the effect of such matters will not have a material adverse effect on the Company's financial position.

(11) DOMESTIC AND INTERNATIONAL OPERATIONS

     A summary of domestic and international net sales and international assets for the fiscal years ended June 30 follows:

                                           2001          2000          1999
                                         -------       -------       -------
     Domestic                            $ 6,771       $14,495       $ 6,282
     International (1)                       693         1,194           862
                                         -------       -------       -------
         Net sales                       $ 7,464       $15,689       $ 7,144
                                         -------       -------       -------
     International assets                $     2       $     2       $     2
                                         =======       =======       =======

----------
(1)  International revenue consists solely of product revenue.

(12) QUARTERLY RESULTS (UNAUDITED)

     The following tables present selected unaudited quarterly operating results for the Company's eight quarters ended June 30, 2001 for continuing and discontinued operations. The Company believes that all necessary adjustments have been made to present fairly the related quarterly results. Certain reclassifications were applied to the quarterly financial information as presented below. Therefore, this information is different than presented in our historical Forms 10-Q.

                                                      FIRST      SECOND       THIRD      FOURTH
FISCAL 2001                                          QUARTER     QUARTER     QUARTER     QUARTER      TOTAL
-----------                                          -------     -------     -------     -------      -----
Net product revenue                                  $ 1,659     $ 1,286     $ 1,179     $   917    $  5,041
Net service revenue                                      562         736         510         615       2,424
Total revenue                                          2,221       2,022       1,689       1,532       7,464
Gross profit-product                                   1,160         813         848         661       3,482
Gross profit-services                                    136         271          47         274         729
Total gross profit                                     1,296       1,085         895         936       4,211
Operating loss                                        (3,238)     (3,909)     (3,517)     (2,622)    (13,286)
Net loss                                              (3,048)     (3,773)     (3,389)     (2,546)    (12,756)
Basic and diluted net loss per common share             (.20)       (.24)       (.22)       (.16)       (.82)

FISCAL 2000
-----------
Net product revenue                                  $ 2,721     $ 3,153     $ 3,460     $ 3,949    $ 13,283
Net service revenue                                       --         500         849       1,057       2,406
Total revenue                                          2,721       3,653       4,309       5,006      15,689
Gross profit-product                                   1,453       1,914       1,999       2,685       8,051
Gross profit-services                                     --         477         553         701       1,731
Total gross profit                                     1,453       2,391       2,552       3,386       9,782
Operating loss                                        (1,656)       (932)     (3,331)       (261)     (6,180)
Net income (loss) from
continuing operations                                 (1,469)       (669)     (3,147)         20      (5,265)
Net income (loss)                                       (483)        111      (3,467)       (647)     (4,486)
Basic and diluted net income (loss) per common
 share from continuing operations                       (.10)       (.04)       (.21)        .00        (.35)
Basic and diluted net income (loss) per common share    (.04)        .01        (.23)       (.04)       (.30)

(13) SUPPLEMENTAL FINANCIAL INFORMATION

     A summary of additions and deductions related to the allowances for accounts receivable and inventories for the fiscal years ended June 30, 2001, 2000 and 1999 follows:

                            BALANCE AT
                            BEGINNING                   USAGE/        BALANCE AT
                             OF YEAR     ADDITIONS    ADJUSTMENTS    END OF YEAR
                             -------     ---------    -----------    -----------
Allowances for doubtful
 accounts and returns:

 YEAR ENDED JUNE 30, 2001    $ 1,084     $ 1,465 (2)   $(1,816) (1)    $   733
                             -------     -------       -------         -------
 Year ended June 30, 2000    $ 1,356     $ 2,184       $(2,456)        $ 1,084
                             -------     -------       -------         -------
 Year ended June 30, 1999    $ 1,592     $ 1,757       $(1,993)        $ 1,356
                             -------     -------       -------         -------

----------
(1) Includes a $425,000 reduction of excess channel inventory reserves and $201,000 of excess bad debt reserves in the fourth quarter ended June 30, 2001.
(2) Includes provisions for channel rotation reserves of $484,000 in the fourth quarter ended June 30, 2001.

                            BALANCE AT
                            BEGINNING                   USAGE/        BALANCE AT
                             OF YEAR     ADDITIONS    ADJUSTMENTS    END OF YEAR
                             -------     ---------    -----------    -----------
Allowances for inventory
 obsolescence:

  YEAR ENDED JUNE 30, 2001    $ 229        $  32        $(128)           $133
                              -----        -----        -----            ----
  Year ended June 30, 2000    $ 143        $ 307        $(221)           $229
                              -----        -----        -----            ----
  Year ended June 30, 1999    $ 335        $  87        $(279)           $143
                              -----        -----        -----            ----

(14) SUBSEQUENT FINANCING AND LIQUIDITY

     On August 8, 2001 the Company entered into a definitive agreement for a $7 million private placement financing to be conducted in two closings. $3.9 million of the financing was funded on August 8, 2001 and the remaining $3.1 million of funding is subject to certain conditions, including shareholder approval, which the Company is currently seeking. Under terms of the agreement, the Company has issued 1,560,000 shares of Series B Convertible Preferred Stock at a per share price of $2.50. The Preferred Stock, which carries no dividend, can initially be converted into a like number of shares of the Company's Common Stock, subject to adjustment in certain events. Under certain circumstances, the Company has the right to effect the automatic conversion of the Series B Preferred Stock to Common Stock when the market price of the Common exceeds $5.00 per share for 30 consecutive trading days. The holders of the Preferred Stock, as a class, are entitled to elect two directors of the Company.

     In addition, the Company issued to the holders of the Preferred Stock, warrants to purchase up to 1,560,000 shares of the Company's Common Stock. The warrants expire on September 30, 2006 and are exercisable at a per share price of $3.75. The warrants have a call provision that provides that if the market price of the Common Stock exceeds $7.50 per share for 30 consecutive trading days and other conditions are met, the Company has the right to require the warrant holders to convert their warrants to Common Stock. Both the per share exercise price and the number of shares issuable upon exercise of the warrants are subject to adjustment in certain events. The fair market value of the warrants and the beneficial conversion feature embedded in the Preferred Stock will be recorded as immediate dividends to the Preferred Stockholders with a corresponding credit to additional paid-in-capital.

     The purchase agreement provides for a second closing and, subject to shareholder approval and other conditions, the Company will issue an additional 1,240,000 shares of Series B Convertible Preferred Stock and warrants to purchase an additional 1,240,000 shares of Common Stock, all under the respective terms described above.

     The Company is required to register for resale by the investors, the Common Stock issuable upon the conversion of the Preferred Stock and upon the exercise of the warrants under the Securities Act of 1933, as amended.

     The Company anticipates that its cash balances at June 30, 2001 combined with the proceeds of $3.9 million received by the Company in the financing completed on August 8, 2001 will be adequate to meet the Company's current and expected cash requirements for the next year.